                                                                    EXHIBIT 99.1



[CRAFTMADE LOGO]


FOR IMMEDIATE RELEASE                                                   FY02-02

For Further Information:
Kathy Oher                                        Hala Aly
Chief Financial Officer                           Halliburton Investor Relations
(972) 393-3800, ext. 166                          (972) 458-8000
Investorrelations@craftmade.com                   haly@halliburtonir.com

                    CRAFTMADE INTERNATIONAL ANNOUNCES RECORD
              FISCAL 2002 FIRST QUARTER SALES AND EARNINGS RESULTS
                -Net income rose 37.4% on a 33.5% gain in sales-

COPPELL, TEXAS, October 23, 2001 - Craftmade International, Inc. (NASDAQ: CRFT) today reported that net income rose 37.4% on a 33.5% gain in sales for its fiscal 2002 first quarter ending September 30, 2001. Both sales and net income were first quarter records.

Revenues for the quarter increased $8,063,000, or 33.5%, to $32,068,000 from $24,005,000 for the same period a year ago. Net income for the quarter rose 37.4% to $1,957,000, or $0.33 per diluted share, compared to net income of $1,424,000, or $0.24 per diluted share in the year-ago quarter. Fully diluted shares outstanding for the three-month period were 5,974,000 compared to 6,056,000 for the same period last year.

"We are pleased with our record first quarter results, which reflect strong performance in both the showroom and mass-merchant divisions," said James R. Ridings, Craftmade's Chairman and Chief Executive Officer. "During the quarter, we completed the roll out of our merchandising display program with a national home improvement retailer," said Mr. Ridings. "We expect to continue our relationship by continuing to set the retailer's ongoing new store openings."

Total sales from the mass retail division increased by $7,487,000 to $18,641,000, or 67.1%, for the quarter ended September 30, 2001, compared to $11,154,000 in the prior year period. The increase was primarily attributable to the Design Trends roll out, which contributed $7,258,000 in incremental revenue. Sales from the showroom division increased 4.4% to $13,427,000 from $12,851,000 in the year-ago period.

Gross profit as a percentage of sales for the three months ended September 30, 2001, decreased to 28.2% from 30.3% in the year-ago period. The decline was due to a change in the sales mix with a greater portion of revenue being generated by the mass retail division, which carries a lower gross margin than the consolidated company.

Selling, general and administrative expenses decreased to 14.1% of net sales for the first quarter of fiscal 2001, from 16.0% of net sales for the same period last year. The improvement was primarily due to sales increases in the mass retail division, which helped to leverage down fixed SG&A expenses.

                                     -more-

Press Release
Craftmade International, Inc.
October 23, 2001
Page 2



"Our financial position remains strong," continued Mr. Ridings. "During the quarter, the company reduced its outstanding line of credit by $2,922,000 from operating cash flow. We expect to continue to build upon the momentum of our strong sequential and year-over-year performance and reiterate our expected full year results to be approximately $0.98 to $1.00, in line with published analysts estimates."

                                                  Three Months Ended
                                                     September 30,
                                             --------------------------
                                               2001              2000
                                             --------          --------
                                        (In thousands, except per share data)

         Net Sales                           $ 32,068          $ 24,005
         Gross profit                        $  9,060          $  7,284
         Selling, general and
            Administrative expenses          $  4,524          $  3,852
         Net income                          $  1,957          $  1,424
         Basic and diluted
            earnings per share               $   0.33          $   0.24
         Diluted shares
            outstanding                         5,974             6,056

A conference call to discuss the company's performance during its fiscal 2002 first quarter, as well as the company's outlook, is scheduled for Tuesday, October 24, at 10:00 a.m. Central Daylight Time. To participate in this call, dial (913) 981-5571 and refer to confirmation code 555944. A replay of the conference call can also be accessed via the company's Web site at www.craftmade.com.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market, which includes Lowe's, Home Depot and Wal-Mart.

Certain statements in this News Release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company's Form 10-K filing with the Securities and Exchange Commission.

                                       ###